Exhibit 99
PRESS RELEASE
FOR IMMEDIATE RELEASE

Date:	February 17, 2006
Company:	Central Federal Corporation 2923 Smith Road Fairlawn, Ohio 44333
Contact:	Mark S. Allio Chairman, President and CEO
Phone:	330.576.1334

Fax:	330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES 4th QUARTER AND YEAR TO DATE 2005 PERFORMANCE
Fairlawn, Ohio – February 17, 2006 – Central Federal Corporation (Nasdaq: CFBK) announced a net loss for the fourth quarter of 2005 of ($663,000) or ($.30) per diluted share compared to a net loss for the fourth quarter of 2004 of ($445,000) or ($.21) per diluted share. The loss included a previously announced non-cash, non-recurring federal income tax expense of $344,000, or $.15 per diluted share which resulted from redemption of $1.3 million in FHLB stock.
The Company’s pretax performance in the fourth quarter of 2005 improved 22% from the prior year period. Net interest income increased 17% and noninterest expenses remained flat during the fourth quarter of 2005 compared to the fourth quarter of 2004.
Core performance improved 16% in 2005 and totaled ($1.4 million) or ($.63) per diluted share compared to ($1.7 million) or ($.82) per diluted share for 2004. Losses were caused by the operating costs necessary to support the Company’s strategic growth plan and increased reserves for loan losses associated with the significant growth in the commercial, commercial real estate and multi-family loan portfolios. Core performance excludes a $1.9 million after-tax impairment charge discussed below. See the Non-GAAP Financial Measures paragraph and Reconciliation of GAAP Net Loss to Core Loss below for a more detailed explanation of core performance.
The net loss for the year ended December 31, 2005 totaled ($3.3 million) or ($1.49) per diluted share compared to a net loss of ($1.7 million) or ($.82) per diluted share for the year ended December 31, 2004. The net loss for 2005 included a previously announced non-cash after-tax impairment loss of $1.9 million or $.86 per diluted share recognized in the third quarter of 2005 to write-off the value of goodwill and other intangible assets related to the October 2004 acquisition of Reserve Mortgage Services, Inc. in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”. Recognition of the impairment loss had no effect on the regulatory capital ratios of CFBank or tangible book value of the Company.
Mark Allio, Chairman, President and CEO remarked, “In 2003, we put in place a strong senior management team and adopted an ambitious growth plan to reposition the bank and transition from our historical role as a thrift with an emphasis on making single family mortgage loans in Columbiana County to a balanced community bank. As part of the transition, we opened additional offices in Franklin and Summit Counties, Ohio, where higher population and median income offer far greater potential for growth and profitability.
Adding experienced bankers to our management team and opening new offices in Fairlawn and Columbus has been expensive in the short-term, and our level of net interest income has not been sufficient to cover our increased overhead levels since we embarked on this strategy. Along with our expansion into growth markets, we shifted our focus to more fully serve the more profitable commercial and commercial real estate loan markets. We are also enhancing our mortgage loan capabilities and intend to consider every reasonable channel to originate loans, including the internet and other technology. The additional $14.5 million in capital raised by our public stock offering completed in January 2006 will enable us to grow further into our new markets. We are poised to continue our growth and become a profitable community bank.”
The Company continued to successfully execute this plan for growth during 2005. Commercial, commercial real estate and multi-family loans increased $19.8 million or 37.5% during 2005 and totaled $72.5 million at December 31, 2005. Home equity lines of credit increased $17.9 million or 302.4% during 2005 and totaled $23.9 million at year-end, including the purchase an $8.8 million pool of these loans in October 2005. Deposits increased $26.0 million or 25.5% during 2005 and totaled $127.6 million at year-end.
This growth positively impacted net interest income which increased 16.7% and 24.4% for the quarter and year ended December 31, 2005 and totaled $1.3 million and $5.0 million in the current year periods compared to $1.1 million and $4.0 million in the prior year. Net interest margin improved in the fourth quarter of 2005 to 3.39% from 3.02% in the prior year quarter and increased to 3.39% during 2005 compared to 3.27% during 2004.
Total assets at December 31, 2004 included $30.0 million in overnight investments at a positive spread to the Federal Home Loan Bank advances used to fund the investment. As short term interest rates increased and the spread between the investment and borrowing declined, the cash was withdrawn to repay the advances during the first quarter of 2005. The $2.0 million increase in total assets to $173.0 million at December 31, 2005 from $171.0 million at December 31, 2004 was the result of the $30.0 million reduction in cash and borrowings associated with the arbitrage transaction and the $2.0 million pre-tax impairment charge discussed above, offset by $19.8 million growth in commercial loans and $17.9 million growth in home equity lines of credit. Loan growth was funded by deposit growth and FHLB advances.
In a transaction with Freddie Mac in the second quarter of 2005, the Company securitized single-family residential mortgage loans held in its portfolio with an outstanding principal balance of $18.6 million. The securitization increased liquidity as the securities retained are readily marketable, eliminated credit risk on the loans and reduced the bank’s risk-based capital requirement.
Loans totaled $124.0 million at December 31, 2005 compared to $108.1 million at December 31, 2004. Not considering the securitization transaction which reduced net mortgage balances by $18.5 million, overall loan balances increased by $34.4 million, or 38.4% driven by growth in commercial, commercial real estate, multi-family loans and home equity lines of credit which are an integral focus of the Company’s strategic growth plan.
The 25.5% increase in deposits during 2005 was due to growth of $22.3 million in certificate of deposit accounts and $7.2 million in demand deposit accounts (including money market accounts) offset by a $3.5 million decline in traditional savings account balances.
Certificate of deposit account balances include brokered deposits which increased $6.9 million in 2005 and totaled $13.0 million at year-end. Approximately half of the brokered deposits were generated through our participation in the Certificate of Deposit Account Registry Service (CDARS), which allows us to offer depositors up to $25 million in FDIC insurance through a single relationship with CFBank. CDARS deposits increased $3.4 million during 2005 and totaled $7.1 million at December 31, 2005.

The Company continued to provide for appropriate reserves for loan losses in response to growth in commercial, commercial real estate and multi-family loan portfolios. The provision for loan losses totaled $272,000 and $674,000 in the quarter and year ended December 31, 2005 compared to $280,000 and $646,000 in the prior year periods. There were no nonperforming commercial loans at December 31, 2005. The ratio of the allowance for loan losses to total loans increased to 1.19% at December 31, 2005 compared to .90% at December 31, 2004.
Noninterest income increased $329,000 and totaled $866,000 in 2005 compared to $537,000 in 2004. Mortgage loan originations and sales increased and gains on sales totaled $469,000 during the current year compared to $222,000 during the prior year.
Noninterest expense, excluding the impairment loss, totaled $6.9 million in 2005, an increase of $441,000 or 6.9% compared to $6.4 million in 2004 primarily due to operating costs related to Reserve, which was acquired in October 2004 and totaled $831,000 in 2005 compared to $144,000 in 2004. Current year noninterest expense also included $68,000 in professional fees related to implementation of the internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002 which will be applicable to us beginning in 2007. Noninterest expense in 2004 included $106,500 in legal and professional fees related to the reverse stock split abandoned by the board in early 2004 and $166,000 in expenses related to employee severance and post-retirement life insurance benefits associated with bank owned life insurance. Noninterest expenses in the fourth quarter of 2005 totaled $1.7 million and were unchanged from the prior year.
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Columbus and Wellsville, Ohio and a residential mortgage loan origination office in Akron, Ohio. Additional information about mortgage loans, home equity loans, commercial loans and other services is available at www.CFBankOnline.com.
Non-GAAP Financial Measures
In addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP), this press release contains certain non-GAAP financial measures. Specifically, we have provided financial measures which are based on core performance rather than net income (loss). Ratios and other financial measures with the word “core” in their title were computed using core earnings (loss) rather than net income (loss). Core performance excludes expense, gains and losses that are unusual, not reflective of ongoing operations or not expected to reoccur. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, trends and financial condition. Core performance should not be considered a substitute for GAAP basis measures and results. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. A reconciliation of GAAP results to the non-GAAP measures of core performance is shown with the selected financial ratios and other data.
Statements contained in this release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that such statements necessarily are based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic and market conditions. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Selected Financial Condition Data	December 31,	December 31,
($ in thousands)	2005	2004	% change

Total assets	$173,021	$171,005	1%
Cash and cash equivalents	2,972	32,675	-91%
Securities available for sale*	30,872	13,508	129%
Loans, net*	124,026	108,149	15%
Allowance for loan losses	1,495	978	53%
Nonperforming loans	838	286	193%
Federal Home Loan Bank stock	2,656	3,778	-30%
Foreclosed assets, net	—	132	-100%
Premises and equipment, net	2,934	2,690	9%
Goodwill	—	1,749	-100%
Other intangible assets	—	299	-100%
Bank owned life insurance	3,531	3,401	4%
Deferred tax asset	1,932	1,491	30%
Other assets	4,098	3,133	31%

Deposits	127,588	101,624	26%
Federal Home Loan Bank advances	22,995	41,170	-44%
Other borrowings	—	2,249	-100%
Subordinated debentures	5,155	5,155	0%
Other liabilities	1,202	1,300	-8%
Total shareholders’ equity	16,081	19,507	-18%
*note: single-family residential mortgage loans with an outstanding principal balance of $18.6 million were securitized with Freddie Mac in June 2005 and transferred from loans to securities available for sale.

Summary of Operations	Three months ended			Year ended
($ in thousands, except per share data)	December 31,			December 31,
(unaudited)	2005	2004	% change	2005	2004	% change

Total interest income	$2,468	$1,884	31%	$8,691	$6,144	41%
Total interest expense	1,138	744	53%	3,723	2,149	73%

Net interest income	1,330	1,140	17%	4,968	3,995	24%
Provision for loan losses	272	280	-3%	674	646	4%

Net interest income after provision for loan losses	1,058	860	23%	4,294	3,349	28%
Noninterest income
Net loss on sales of securities	—	—	n/m	—	(55)	n/m
Net gains on sales of loans	108	159	-32%	469	222	111%
Other	85	96	-11%	397	370	7%

Noninterest income	193	255	-24%	866	537	61%
Impairment loss on goodwill and intangibles	—	—	n/m	1,966	—	n/m
Noninterest expense	1,744	1,749	0%	6,861	6,420	7%

Loss before income taxes	(493)	(634)	-22%	(3,667)	(2,534)	45%
Income tax expense (benefit)	170	(189)	-190%	(377)	(872)	-57%

Net loss	$(663)	$(445)	49%	$(3,290)	$(1,662)	98%

Basic loss per share	$(0.30)	$(0.21)	42%	$(1.49)	$(0.82)	82%
Diluted loss per share	(0.30)	(0.21)	42%	(1.49)	(0.82)	82%

Core loss	$(663)	$(445)	49%	$(1,397)	$(1,662)	-16%

Basic core loss per share	$(0.30)	$(0.21)	42%	$(0.63)	$(0.82)	-23%
Diluted core loss per share	(0.30)	(0.21)	42%	(0.63)	(0.82)	-23%

Selected Financial Ratios and Other Data	At or for the three months ended		At or for the year ended
(unaudited)	December 31,		December 31,
	2005	2004	2005	2004

GAAP Performance Ratios:
Return on average assets	(1.56%)	(1.07%)	(2.02%)	(1.23%)
Return on average equity	(15.95%)	(8.94%)	(17.71%)	(8.60%)
Average yield on interest-earning assets	6.35%	4.71%	5.93%	5.03%
Average rate paid on interest-bearing liabilities	3.16%	2.12%	2.75%	1.93%
Average interest rate spread	3.19%	2.59%	3.18%	3.10%
Net interest margin, fully taxable equivalent	3.39%	3.02%	3.39%	3.27%
Interest-earning assets to interest-bearing liabilities	107.92%	107.52%	108.28%	109.82%
Efficiency ratio	114.51%	125.38%	151.30%	139.96%
Noninterest expense to average assets	4.09%	4.19%	5.43%	4.74%
Dividend payout ratio	n/m	n/m	n/m	n/m

Core Performance Ratios:
Core return on average assets	(1.56%)	(1.07%)	(0.86%)	(1.23%)
Core return on average equity	(15.95%)	(8.94%)	(7.27%)	(8.60%)
Core efficiency ratio	114.51%	125.38%	117.60%	139.96%
Core noninterest expense to average assets	4.09%	4.19%	4.20%	4.74%

Capital Ratios:
Equity to total assets at end of period	9.29%	11.41%	9.29%	11.41%
Average equity to average assets	9.76%	11.92%	11.43%	14.26%

Asset Quality Ratios:
Nonperforming loans to total loans	0.67%	0.26%	0.67%	0.26%
Nonperforming assets to total assets	0.48%	0.24%	0.48%	0.24%
Allowance for loan losses to total loans	1.19%	0.90%	1.19%	0.90%
Allowance for loan losses to nonperforming loans	178.35%	341.96%	178.35%	341.96%
Net charge-offs to average loans	0.01%	0.18%	0.14%	0.10%

Per Share Data:
Dividends declared	$0.09	$0.09	$0.36	$0.36
Tangible book value per share at end of period	7.17	7.99	7.17	7.99

Reconciliation of GAAP Net Loss to Core Loss:
GAAP Net loss	$(663)	$(445)	$(3,290)	$(1,662)
Impairment loss on goodwill and intangibles, net of tax	—	—	1,893	—
Core loss	(663)	(445)	(1,397)	(1,662)

n/m — not meaningful